Exhibit 99.1

Vanguard Natural Resources Reports Record Results For 2008 And Provides Positive Outlook For 2009

HOUSTON—March 5, 2009--Vanguard Natural Resources, LLC (NYSE Arca: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the fourth quarter and full year ended December 31, 2008.

Mr. Scott W. Smith, President and CEO, commented, “During 2008, we successfully executed our business plan of making accretive acquisitions and growing our distributable cash flow and our distributions.  Primarily as a result of these successful acquisitions and secondarily through our  participation in this year’s development drilling program, we grew our proved reserves by 62% to 108.5 Bcfe and increased our production by 40%.  This growth positioned us to raise our annual distribution twice during 2008 to the current rate of $2.00 per unit on an annual basis, an increase of $0.30 per unit, or 18%, from the $1.70 rate set forth in our IPO prospectus.”  Mr. Smith continued, “While 2009 is likely to be a difficult year for the energy industry as a whole, we are well-positioned with our favorable commodity price hedging program and long-life assets to generate strong cash flows and maintain positive cash distribution coverage.”

Mr. Richard Robert, Executive Vice President and CFO, added, “As shown in the 2009 financial forecast included in this press release, we expect to generate a significant amount of cash flow in 2009, which along with our availability under our reserve-based credit facility, will provide us with the financial flexibility to pursue an active drilling program and potential acquisitions in the future.  However, in the current environment of depressed commodity prices, our strategy will be to focus our efforts on re-completions and enhancing production from our existing wells to maximize profit with a limited amount of new drilling.  Furthermore, we will continue to consider acquisitions that deliver returns that are immediately accretive to cash flow.  Absent acquisitions we will concentrate on reducing our debt with our excess cash.”

Full Year 2008 Highlights:

•	Achieved Adjusted EBITDA (a non-GAAP financial measure defined below) of $48.8 million, up 61% over $30.4 million in 2007.

•	Generated distributable cash flow (a non-GAAP financial measure defined below) of $25.0 million during 2008 representing a 163% increase over the $9.5 million generated in 2007.

•	Reported average daily production of 16,206 thousand cubic feet equivalent (Mcfe) per day during 2008, up 40% over the average of 11,610 Mcfe/day generated in 2007.

•
Proved reserves increased by 62% in 2008 to 108.5 billion cubic feet equivalent (Bcfe). The additions to proved reserves in 2008 totaled 47.3 Bcfe (including purchases, extensions and revisions), replacing 798% of production.

•
Recorded a net loss of $3.8 million for the 2008 year, which included a non-cash natural gas and oil property impairment charge of $58.9 million taken in the fourth quarter offset by net unrealized gains from our commodity and interest rate derivative contracts of $35.9 million.  Excluding the impact of these non-cash charges, our Adjusted Net Income (a non-GAAP financial measure defined below) was $19.3 million compared to a $2.6 million in 2007. The 2007 Adjusted Net Income excludes the impact of the loss on extinguishment of debt.

Fourth Quarter 2008 Highlights:

•	Generated Adjusted EBITDA of $12.6 million, up 77% over $7.1 million in the fourth quarter of 2007 and down 9% over third quarter 2008.

•	Generated distributable cash flow of $6.0 million for the three months ended December 31, 2008 representing a 138% increase over the $2.5 million generated in the fourth quarter of 2007.

•	Reported average production of 18,576 Mcfe per day, up 69% over 10,969 Mcfe/day produced in the fourth quarter of 2007 and up 10% over third quarter 2008 average volumes.

•
Recorded a net loss of $12.6 million for the quarter ended December 31, 2008, compared to net income of approximately $1.0 million in the 2007 fourth quarter.  The recent quarter included $42.3 million of non-cash unrealized net gains in our commodity and interest rate derivative contracts and a non-cash natural gas and oil property impairment charge of $58.9 million under our full-cost accounting method.  Excluding the impact of these charges, our Adjusted Net Income was $4.0 million in the fourth quarter of 2008 as compared to $1.0 million in the fourth quarter of 2007.

Year End 2008 Proved Reserves

Vanguard’s year-end 2008 proven reserves were 108.5 Bcfe as provided by our outside reserve engineering firm, Netherland, Sewell & Associates, Inc. Approximately 75% of the proved reserves are natural gas and 75% of our reserves are considered proved developed.  At December 31, 2008, we owned working interests in 1,444 gross (958 net) productive wells. In addition to these productive wells, we own leasehold acreage allowing us to drill new wells.  Approximately 25% or 27.6 Bcfe of our estimated proved reserves were attributable to our working interests in undeveloped acreage.

In the Appalachian Basin, we have a 40% working interest in approximately 109,500 gross undeveloped acres surrounding or adjacent to our existing wells. In South Texas, we own working interests ranging from 45-50% in 5,300 undeveloped acres surrounding our existing wells.

Impairment Charge

Our 2008 full-year and fourth-quarter results included a $58.9 million impairment charge related to the write-down of our capitalized costs under full-cost accounting.  Under full-cost accounting, our dry hole and geological costs are capitalized into the full cost pool, and are subject to amortization and ceiling test limitations.  The ceiling is based on the net present value of our estimated future revenues, as determined by the commodity spot prices at the end of each quarter, discounted at 10%.  Our capitalized costs must be equal to or less than this ceiling.  Because of the precipitous drop in both oil and gas prices at the end of the 2008 fourth quarter compared to the prior quarter, the net present value of our future revenues declined significantly.  As a result, as of December 31, 2008, we were required to write-down our full-cost pool down to the revenue ceiling.  This impairment was calculated based on prices of $5.71 per MMBtu for natural gas and $41.00 per barrel of crude oil.  The impairment calculation did not consider the positive impact of our commodity derivative positions as generally accepted accounting principles only allows the inclusion of derivatives designated as cash flow hedges.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of natural gas and oil price volatility on our cash flow from operations. As required by our reserve-based credit facility, we have mitigated this volatility through 2011 by implementing a hedging program on a portion of our total anticipated production.  Currently, we use fixed-price swaps and NYMEX collars and put options to hedge natural gas and oil prices.

The following table summarizes commodity derivative contracts in place at December 31, 2008:

	2009	2010	2011	2012
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	3,629,946	3,236,040	2,962,312
Fixed Price ($/MMBtu)	$9.42	$9.10	$7.82
Puts:
Notional Volume (MMBtu)	840,143	—	—
Floor Price ($/MMBtu)	$7.50	$—	$—
Collars:
Notional Volume (MMBtu)	1,000,000	730,000	—
Floor Price ($/MMBtu)	$7.50	$8.00	$—
Ceiling Price ($/MMBtu)	$9.00	$9.30	$—
Total:
Notional Volume (MMBtu)	5,470,089	3,996,040	2,96,312

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	181,500	164,250	151,250	144,000
Fixed Price ($/Bbl)	$87.23	$85.65	$85.50	$80.00
Collars:
Notional Volume (Bbls)	36,500	—	—	—
Floor Price ($/Bbl)	$100.00	$—	$—	$—
Ceiling Price ($/Bbl)	$127.00	$—	$—	$—
Total:
Notional Volume (Bbls)	218,000	164,250	151,250	144,000

In February 2009, we liquidated our 2012 oil swap and entered into new 2010 and 2011 natural gas swap and collar transactions.  Specifically, an $8.04 and $7.85 fixed price NYMEX natural gas swap for January through September 2010 and April through September 2011, respectively, was executed for 2,000 MMBtu/day. In addition, a 2,000 MMBtu/day NYMEX natural gas collar with a floor price of $7.50 and a ceiling price of $9.00 for October 2010 through March 2011 and October 2011 through December 2011 was executed.  These natural gas derivatives were set at prices above the current market by using the proceeds of the liquidation of the 2012 oil swap.

Considering the new derivatives mentioned above, based on our current drilling plans, approximately 100% of our 2009 natural gas production is hedged at a floor price of $8.77 per MMBtu and approximately 84% of our natural gas production is hedged at a three year weighted average floor price of $8.50 per MMBtu thru 2011.  Approximately 81% of our 2009 crude oil production is hedged at a floor price of $89.37 per barrel and approximately 72% of our crude oil production is hedged at a three year weighted average price of $87.13 per barrel thru 2011.

Cash Distributions

On February 14, 2009, the Company paid its 2008 fourth-quarter cash distribution of $0.50 per unit to its unitholders of record.  This quarterly distribution payment was the same amount distributed for the third quarter of 2008 and represented an increase of $0.075 per unit, or 18%, over the $0.425 distribution initially set when our initial public offering was completed on October 29, 2007.

Capital Expenditures

Our capital expenditures were $119.5 million in the year ended December 31, 2008 compared to $26.4 million for the year ended December 31, 2007.  The 2008 expenditures included $100.7 million for the acquisition of natural gas and oil properties in the Permian Basin and South Texas. It also included $18.2 million for the drilling and development of natural gas and oil properties as compared to $12.8 million for the year ended December 31, 2007.  We currently anticipate a capital budget for 2009 of between $6.0 million and $6.5 million, which predominantly consists of recompletions and workovers of existing wells and a limited number of new wells in South Texas in the second half of the 2009, all of which is expected to be funded through cash from operations.

Reserve-based Credit Facility

In October 2008, we amended our reserve-based credit facility which set our borrowing base under the facility at $175.0 million pursuant to our semi-annual redetermination and added a new lender.  As of December 31, 2008, our indebtedness under the reserve-based credit facility totaled $135.0 million. As of March 5, 2009, we had $37 million available for borrowing under our reserve-based credit facility and had approximately $4 million in cash. In February 2009, a third amendment was entered into which amended covenants to allow the Company to repurchase up to $5.0 million of its own units.

Conference Call Information

Vanguard will host a conference call today to discuss its 2008 full year and fourth quarter  results on Thursday, March 5, 2009 at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (800) 366-3908 or (303) 262-2075, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until March 19, 2009 and may be accessed by calling (303) 590-3000 and using the pass code 11126437#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Vanguard Natural Resources, LLC

Operating Statistics

(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
Net Natural Gas Production:
Appalachian gas (MMcf)	886		942		3,578		4,044
Permian gas (MMcf)	68		-		218	(a)	-
South Texas gas (MMcf)	326		-		566	(b)	-
Total natural gas production (MMcf)	1,280		942		4,362		4,044

Average Appalachian daily gas production (Mcf/day)	9,628		10,243		9,777		11,080
Average Permian daily gas production (Mcf/day)	736		-		650	(a)	-
Average South Texas daily gas production (Mcf/day)	3,545		-		3,602	(b)	-
Average Vanguard daily gas production (Mcf/day)	13,909		10,243		14,029		11,080

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$9.49	(c)	$9.56	(c)	$10.40	(c)	$8.92	(c)
Net realized gas price, excluding hedges	$7.26		$7.70		$10.30		$8.04

Net Oil Production:
Appalachian oil (Bbls)	16,434		9,549		48,977		30,629
Permian oil (Bbls)	55,136		-		212,599	(a)	-
Total oil (Bbls)	71,570		9,549		261,576		30,629

Average Appalachian daily oil production (Bbls/day)	179		104		134		84
Average Permian daily oil production (Bbls/day)	599		-		635	(a)	-
Average Vanguard daily oil production (Bbls/day)	778		104		769		84

Average Oil Sales Price per Bbl:
Net realized oil price, including hedges	$80.57		$60.05		$85.69		$66.08
Net realized oil price, excluding hedges	$54.11		$60.05		$91.48		$66.08

(a)	The Permian Basin acquisition closed on January 31, 2008 and as such only eleven months of operations are included in the year ended December 31, 2008 and were not included in the operations of 2007.

(b)	The South Texas acquisition closed on July 28, 2008 and as such only five months of operations are included in the year ended December 31, 2008 and were not included in the operations of 2007.

(c)	Excludes amortization of premiums paid on non-cash settlement on derivative contracts.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008 (a) (b)	2007
Revenues:
Natural gas and oil sales	$13,157,223	$7,831,083	$68,850,004	$34,540,500
Gain (loss) on commodity cash flow hedges	(347,447)	23,611	269,260	(701,675)
Gain on other commodity derivative contracts	48,929,093	—	32,476,472	—
Total revenues	61,738,869	7,854,694	101,595,736	33,838,825

Costs and expenses:
Lease operating expenses	3,312,128	1,258,245	11,111,849	5,066,230
Depreciation, depletion, amortization and accretion	4,569,211	2,393,840	14,910,454	8,981,179
Impairment of natural gas and oil properties	58,886,660	—	58,886,660	—
Selling, general and administrative expenses	1,871,539	1,206,055	6,715,036	3,506,539
Bad debt expense	—	—	—	1,007,458
Production and other taxes	1,306,686	836,437	4,964,987	2,053,604
Total costs and expenses	69,946,224	5,694,577	96,588,986	20,615,010

Income (loss) from operations	(8,207,355)	2,160,117	5,006,750	13,223,815

Other income and (expense):
Interest income	959	14,182	17,232	61,621
Interest expense	(1,627,961)	(1,190,359)	(5,490,816)	(8,134,600)
Loss on interest rate derivative contracts	(2,774,381)	—	(3,284,514)	—
Loss on extinguishment of debt	—	—	—	(2,501,528)
Total other expense, net	(4,401,383)	(1,176,177)	(8,758,098)	(10,574,507)

Net income (loss)	$(12,608,738)	$983,940	$(3,751,348)	$2,649,308

Net income (loss) per unit:
Common & Class B units – basic	$(1.00)	$0.10	$(0.32)	$0.39

Common & Class B units – diluted	$(1.00)	$0.10	$(0.32)	$0.39

Weighted average units outstanding:
Common units – basic & diluted	12,145,873	9,481,250	11,374,473	6,533,411
Class B units – basic & diluted	420,000	420,000	420,000	278,945

(a)	The South Texas acquisition closed on July 28, 2008 and as such only five months of operations are included in the year ended December 31, 2008 and were not included in the results of 2007.

(b)	The Permian Basin acquisition closed on January 31, 2008 and as such only eleven months of operations are included in the year ended December 31, 2008 and were not included in the results of 2007.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$2,616	$3,109,563
Trade accounts receivable, net	6,083,479	3,875,078
Derivative assets	22,183,648	4,017,085
Other receivables	2,762,730	497,653
Other current assets	845,404	453,198
Total current assets	31,877,877	11,952,577

Property and equipment, net of accumulated depreciation	184,224	166,455

Natural gas and oil properties, at cost	284,446,984	135,435,240
Accumulated depletion	(102,178,304)	(28,451,891)
Natural gas and oil properties evaluated, net – full cost method	182,268,680	106,983,349

Other assets
Derivative assets	15,748,721	1,329,511
Deferred financing costs	881,996	941,833
Non-current deposits	45,963	8,285,883
Other assets	1,554,416	1,519,577
Total assets	$232,561,877	$131,179,185

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$2,147,664	$1,056,627
Accounts payable – natural gas and oil	1,327,361	257,073
Payables to affiliates	2,554,624	3,838,328
Derivative liabilities	486,576	-
Accrued expenses	1,247,606	203,159
Total current liabilities	7,763,831	5,355,187

Long-term debt	135,000,000	37,400,000
Derivative liabilities	2,313,335	5,903,384
Asset retirement obligations	2,133,791	189,711
Total liabilities	147,210,957	48,848,282

Commitments and contingencies

Members’ equity
Members’ capital, 12,145,873 and 10,795,000 common units issued and outstanding at December 31, 2008 and 2007, respectively	88,550,178	90,257,856
Class B units, 420,000 issued and outstanding at December 31, 2008 and 2007	4,605,463	2,131,995
Accumulated other comprehensive loss	(7,804,721)	(10,058,948)
Total members’ equity	85,350,920	82,330,903

Total liabilities and members’ equity	$232,561,877	$131,179,185

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Loss on extinguishment of debt;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Bad debt expenses;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred tax liabilities;

•	Unit-based compensation expense; and

•	Realized gains and losses on cancelled derivatives.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present distributable cash flow in addition to our reported net income in accordance with GAAP.  Distributable cash flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Loss on extinguishment of debt;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Bad debt expenses;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Deferred tax liabilities;

•	Unit-based compensation expense; and

•	Realized gains and losses on cancelled derivatives;

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable cash flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While distributable cash flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in distributable cash flow measured on a quarterly basis.  Distributable cash flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Vanguard Natural Resources, LLC

Reconciliation of Net Income to Adjusted EBITDA (1) and Distributable Cash Flow

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008 (2)(3)	2007

Net income (loss)	$(12,608,738)	$983,940	$(3,751,348)	$2,649,308
Plus:
Interest expense, including realized loss on interest rate derivative contracts	1,734,210	1,190,359	5,597,065	8,134,600
Loss on extinguishment of debt	-	-	-	2,501,528
Depreciation, depletion, amortization and accretion	4,569,211	2,393,840	14,910,454	8,981,179
Impairment of natural gas and oil properties	58,886,660	-	58,886,660	-
Bad debt expense	-	-	-	1,007,458
Amortization of premiums paid and non-cash settlements on derivative contracts	1,244,690	1,727,121	5,226,465	4,274,120
Unrealized gains on commodity and interest rate derivative contracts	(42,313,869)	-	(35,851,133)	-
Deferred tax liability	177,000	-	177,000	-
Unit-based compensation expense	868,177	817,217	3,576,558	2,131,995
Realized loss on cancelled derivatives	-	-	-	776,634
Less:
Interest income	959	14,182	17,232	61,621
Adjusted EBITDA	$12,556,382	$7,098,295	$48,754,489	$30,395,201
Less:
Interest expense, net	1,733,251	1,176,177	5,579,833	8,072,979
Drilling, capital workover and recompletion expenditures	4,814,478	3,394,709	18,174,285	12,821,192
Distributable Cash Flow	$6,008,653	$2,527,409	$25,000,371	$9,501,030

(1)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2)	The South Texas acquisition closed on July 28, 2008 and as such only five months of operations are included in the year ended December 31, 2008 and were not included in the results of 2007.

(3)	The Permian Basin acquisition closed on January 31, 2008 and as such only eleven months of operations are included in the year ended December 31, 2008 and were not included in the results of 2007.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts; and

•	Impairment of natural gas and oil properties.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash natural gas and oil property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Vanguard Natural Resources, LLC

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net income (loss)	$(12,608,738)	$983,940	$(3,751,348)	$2,649,308
Plus:
Unrealized loss on interest rate derivative contracts	2,758,496	-	3,178,265	-
Impairment of natural gas and oil properties	58,886,660		58,886,660
Less:
Unrealized gain on other commodity derivative contracts	(45,072,365)	-	(39,029,398)	-
Total adjustments	16,572,791	-	23,035,527	-

Adjusted Net Income	$3,964,053	$983,940	$19,284,179	$2,649,308

Basic and diluted net income per unit:	$(1.00)	$0.10	$(0.32)	$0.39
Plus:
Impairment of natural gas and oil properties	4.69	-	4.99	-
Less:
Unrealized gain on commodity and interest rate derivative contracts, net	(3.37)	-	(3.04)	-
Basic and diluted adjusted net income per unit:	$0.32	$0.10	$1.63	$0.39

FINANCIAL GUIDANCE DISCLOSURES FOR 2009

Overview

Vanguard Natural Resources, LLC and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for the year ending December 31, 2009.  These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates.  We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable.  Until our actual results of operations have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and natural gas prices, the unpredictable nature of our drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)           production which may be obtained through future drilling;

(b)           dry hole and abandonment costs that may result from future drilling;

(c)           the unrealized effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;

(d)           gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of the financial guidance; and

(e)           capital expenditures related to acquisitions of proved properties until the expenditures are estimable and likely to occur;

Summary of Estimates

The following table sets forth certain estimates being used by us to model our anticipated results of operations for the fiscal year ending December 31, 2009 based on an average natural gas Henry Hub price of $5.14 per MMBtu and oil WTI Sweet price of $46.80 per barrel for 2009.   These estimates do not include any acquisitions of additional natural gas or oil properties.

When a single value is provided in the tables below, such value represents the mid-point of the approximate range of estimates.  Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor.  See “Supplemental Information.”

	2009 Range
Average Daily Production:
Appalachian Gas (Mcf)	8,750	-	9,200
Permian Gas (Mcf)	580	-	610
South Texas Gas (Mcf)	4,150	-	4,370
Appalachian Oil (Bbls)	100	-	105
Permian Oil (Bbls)	595	-	630
South Texas Oil (Bbls)	n/a	-	n/a

Differentials:
Appalachian Gas (MMBtu)	$0.17	-	$0.23
Permian Gas (MMBtu)	$(0.30)	-	$(0.36)
South Texas Gas (MMBtu)	$(0.38)	-	$(0.44)
Appalachian Oil (Bbls)	$(9.93)	-	$(9.93)
Permian Oil (Bbls)	$(3.26)	-	$(3.26)

BTU Content:
Appalachian Gas	1,170	-	1,170
Permian Gas	1,100	-	1,100
South Texas Gas	1,000	-	1,000

Costs Variable by Production ($/Mcfe):
Production expenses (including
Severance & Ad Valorem taxes)	$2.15	-	$2.20
DD&A – Oil and gas properties	$2.20	-	$2.25

Statement of Operations (in thousands):

Total natural gas and oil sales	$38,000	-	$40,800
Realized gains on commodity price derivative contracts	29,050	-	29,050
Premiums paid on settled derivatives	(3,500)	-	(3,500)
Total Revenues	63,550	-	66,350

Lease operating expenses	(10,500)	-	(11,000)
Depreciation, depletion, amortization and accretion	(14,500)	-	(15,000)
General and administrative	(3,100)	-	(3,600)
General and administrative – unit-based compensation	(2,580)	-	(2,580)
Production and other taxes	(3,475)	-	(3,675)
Total Costs and Expenses	(34,155)	-	(35,855)
Income from Operations	29,395	-	30,495
Interest expense, net	(4,300)	-	(4,300)
Realized losses on interest rate derivative contracts	(1,500)	-	(1,500)
Net Income	$23,595	-	$24,695

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (in thousands):
Net income	$23,595	-	$24,695
Plus:
Interest expense including realized losses on interest rate derivatives	5,800	-	5,800
Depreciation, depletion, amortization and accretion	14,500	-	15,000
Amortization of premiums paid on derivative contracts	3,500	-	3,500
Amortization of unit-based compensation expense	2,580	-	2,580
Adjusted EBITDA	$49,975	-	$51,575
Less:
Interest expense including realized losses on interest rate derivatives	(5,800)	-	(5,800)
Drilling, recompletions and other capital expenditures	(6,000)	-	(6,500)
Distributable Cash Flow	$38,175	-	$39,275

Weighted Average Units Outstanding (in thousands):
Basic and Diluted	12,566	-	12,566

Supplemental Information:

Accounting for Derivatives

The following summarizes information concerning our net positions in open commodity derivatives applicable to 2009.  This list does not include the Company’s open commodity derivatives for periods subsequent to 2009. The settlement prices of commodity derivatives are based on NYMEX futures prices for collars and put options and are based on the Columbia Gas Appalachian (“TECO”) Index or the Houston Ship Channel (“HSC”) Index as indicated for fixed price swaps.  When varying monthly prices are received through the year the price indicated below is a weighted average for the year.

Fixed Price Swaps:

	Gas			Oil
	MMBtu (a)	Price		Bbls	Price
Production Period:
2009	2,663,046	$8.85	TECO	181,500	$87.23
2009	966,900	$10.99	HSC

Collars:

	Gas			Oil
	MMBtu (a)	Floor	Ceiling	Bbls	Floor	Ceiling
Production Period:
2009	1,000,000	$7.50	$9.00	36,500	$100.00	$127.00

Puts:

	Gas
	MMBtu (a)	Floor
Production Period:
2009	840,143	$7.50

(a)	One MMBtu equals one Mcf at a Btu factor of 1,000.

Interest Rates

The following summarizes information concerning our positions in open interest rate swaps at December 31, 2008.

	Notional Amount	Fixed Libor Rates
Period:
January 1, 2009 to December 10, 2010	$10,000,000	1.50%
January 1, 2009 to December 20, 2010	$10,000,000	1.85%
January 1, 2009 to January 31, 2011	$20,000,000	3.00%
January 1, 2009 to March 31, 2011	$20,000,000	2.08%
January 1, 2009 to December 10, 2012	$20,000,000	3.35%
January 1, 2009 to January 31, 2013	$20,000,000	2.38%
January 1, 2009 to September 10, 2009 (Basis Swap)	$20,000,000	LIBOR 1M vs. LIBOR 3M
January 1, 2009 to October 31, 2009 (Basis Swap)	$40,000,000	LIBOR 1M vs. LIBOR 3M

CONTACT: Vanguard Natural Resources, LLC

Investor Relations

Richard Robert, EVP and CFO, 832-327-2258

investorrelations@vnrllc.com

DRG&E
Jack Lascar/Carol Coale, 713-529-6600